Exhibit 5.1

September 18, 2006

Richardson Electronics, Ltd.

40W267 Keslinger Road

P.O. Box 393

LaFox, IL 60147-0393

Ladies and Gentlemen:

We have acted as special counsel to Richardson Electronics, Ltd., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (No. 333-130219, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to $19,000,000 in aggregate principal amount of the Company’s 8% Convertible Senior Subordinated Notes due 2011 (the “Notes”). The Notes were issued under an Indenture entered into as of November 21, 2005 (the “Indenture”) among the Company, Law Debenture Trust Company of New York, as trustee (the “Trustee”) and J. P. Morgan Trust Company, National Association, as registrar, paying agent and conversion agent (the “Registrar”). The Registration Statement also relates to an indeterminate number of shares (the “Conversion Shares”) of the Company’s common stock, $.05 par value per share (the “Common Stock”), issuable upon conversion of the Notes as contemplated by the terms of the Indenture.

In connection herewith, we have examined and relied without investigation as to matters of fact upon:

(1)    the Registration Statement;

(2)    an executed copy of the Indenture;

(3)    an executed copy of the Note;

(4)    an executed copy of the Securities Purchase Agreement, dated as of November 21, 2005 (the “Securities Purchase Agreement”), among the Company and the investors party thereto (the “Buyers”);

September 18, 2006

(5)	an executed copy of the Resale Registration Rights Agreement;

(6)	the Restated Certificate of Incorporation of the Company, as amended, incorporated by reference into the Registration Statement as Exhibit 3.1; and

(7)	the By-Laws of the Company, as amended, incorporated by reference into the Registration Statement as Exhibit 3.2.

We have also examined such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of each person that executed documents, the authenticity of documents submitted to us as originals, and the conformity to authentic originals of documents submitted to us as certified copies or photocopies. We also have assumed that at the time of execution, authentication, issuance and delivery of the Notes, the Indenture was a valid and legally binding obligation of the Trustee and the Registrar. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, at such times as the Notes were issued, all of the documents referred to in this opinion were duly authorized by, duly executed, delivered and countersigned by, and constituted the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents were duly authorized and all parties were duly organized and validly existing and had the power and authority (corporate or other) to execute, deliver, countersign and perform such documents.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that:

1. Assuming the receipt by the Company of all consideration for the Notes in accordance with the terms of the Securities Purchase Agreement, the Notes constitute valid and binding obligations of the Company entitled to the benefits provided by the Indenture governing the Notes.

2. Assuming (i) the receipt by the Company of all consideration for the Notes in accordance with the terms of the Securities Purchase Agreement and (ii) the conversion of the Notes and the delivery of the Conversion Shares in accordance with the terms of the Notes and the

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Indenture, without regard to the anti-dilution provisions of the Notes, and assuming any additional Conversion Shares which are issuable based on such anti-dilution provisions have been duly reserved for issuance by the Company, the Conversion Shares will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinions herein reflect only the application of applicable laws of the State of New York (excluding the securities and blue sky laws of such State) and the federal laws of the United States of America (excluding the federal securities laws, as to which we express no opinion) and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) The enforceability of Notes, including the benefits provided by the Indenture governing the Notes, may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) require compliance with or impose standards relating to fiduciary duties or fairness; (ii) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (v) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

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(d) We express no opinion as to:

(i) the enforceability of any provision in the Notes, including the benefits provided by the Indenture governing the Notes, purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue or (B) confer subject matter jurisdiction on a court not having independent grounds therefor or (C) modify or waive the requirements for effective service of process for any action that may be brought or (D) waive the right of the Company or any other person to a trial by jury or (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, because such provisions are subject to determination by the courts in which litigation may be instituted that such provisions are fair and reasonable and comply with and/or are permitted by applicable constitutional provisions and by applicable laws, regulations and rules of court;

(ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Notes, including the benefits provided by the Indenture governing the Notes, which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or (B) any provisions purporting to provide to the holder the right to receive costs and expenses beyond those reasonably incurred by it; and

(iii) the validity, binding effect or enforceability of any provision that purports to provide for later charges, prepayment charges or yield maintenance charges, liquidated damages or “penalties” or acceleration of future amounts owing (other than principal) without appropriate discount to present value.

(f) We express no opinion as to whether the interest, fees or other charges to be paid or reimbursed as provided in any provision in the Notes, including the benefits provided by the Indenture governing the Notes, taken as a whole or considering any part thereof, would be usurious. In rendering our opinions expressed herein, however, we assume that the interest, fees and other charges to be paid or reimbursed as provided in any provision in the Notes, including the benefits provided by the Indenture governing the Notes, taken as a whole and considering any part thereof, would not be usurious.

We call your attention to the fact that Scott Hodes, a partner of Bryan Cave LLP, is on the Board of Directors of the Company. This opinion does not take into account any matters that may come to the attention of Scott Hodes in his capacity as a director of the Company.

September 18, 2006

This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the Commission. We do not give any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Notes and the Conversion Shares issuable upon conversion of the Notes. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP